Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk/ Greg Gin (415) 568-4887; (646) 445-4801 dsherk@evcgroup.com; ggin@evcgroup.com	EVC Group, Inc. Steve DiMattia (646) 201-5445 sdimattia@evcgroup.com

AngioDynamics Names Joseph M. DeVivo President and CEO

ALBANY, N.Y. (August 16, 2011) – The Board of Directors of AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, appointed Joseph M. DeVivo President and Chief Executive Officer, effective Sept. 7, 2011. Mr. DeVivo most recently served as Global President of Smith & Nephew Orthopedics (LSE: SN, NYSE: SNN) and previously served as President and Chief Executive Officer of RITA Medical Systems. He was the Board of Directors’ top candidate since it began its search. Mr. DeVivo will be a nominee to join AngioDynamics’ Board of Directors at the Company’s next annual meeting.

Mr. DeVivo, 44, succeeds Scott Solano, who was named interim CEO in June 2011.  Mr. Solano will return to his prior role as AngioDynamics’ Senior Vice President and Chief Technology Officer.

Since he joined Smith & Nephew in 2007, Mr. DeVivo successfully led its $2 billion global orthopedics business to record growth through emerging market penetration in China, India and Russia, new product platform launches, strategy creation for the company’s VISIONAIRE™ patient-matched technology platform and the successful creation and implementation of the VERILAST™ marketing campaign for hips and knees. Mr. DeVivo pioneered the concept of the laboratory tested 30-year wear claim for VERILAST. As a result, he spearheaded an award-winning VERILAST direct-to-consumer campaign creating record growth in the company’s knee business. Mr. DeVivo leaves Smith & Nephew the fastest growing global business of the big five Orthopedic companies.

Previously, Mr. DeVivo was CEO and President of RITA Medical Systems where he transitioned RITA from an ablation company to the leader in medical device oncology by developing a diversified line of medical devices for cancer therapy through research and development, acquisitions and licensing. AngioDynamics acquired RITA in 2006. RITA’s products formed much of AngioDynamics’ Oncology/Surgery division, which has been a key driver of the company’s growth.

“Joe has been our top choice since we began our search,” said AngioDynamics Chairman Vincent Bucci. “Smith & Nephew recently reported that its Orthopedic business had the fastest growth rate of all its business segments again during its most recent quarter while continuing to drive share. We are thrilled to have recruited the architect of this growth. Joe has the track record and leadership expertise to help AngioDynamics capitalize on the full potential of the NanoKnife® System, drive the successful launch of important new products, execute our acquisition strategy, propel the company’s international growth plans, enhance our competitive position, and drive the company’s profitability and shareholder value. Given his prior leadership of RITA Medical Systems, Joe already possesses the background and experience in the fastest growing market for AngioDynamics, which is oncology.  Joe is a proven and enormously talented executive, and we are proud to welcome him to our company.”

“AngioDynamics is a company with many strengths, and I look forward to working with the team to tackle our challenges, maximize our opportunities and drive growth,” said Mr. DeVivo.  “Among the strengths that I see are the very promising NanoKnife System, a robust R&D pipeline with differentiated products, a strong presence in two key and growing markets, vascular and oncology, a strong balance sheet and significant resources that can be invested to expand growth opportunities and shareholder returns.”

“On behalf of AngioDynamics’ Board of Directors, I want to thank Scott Solano for his willingness to serve, and effectiveness, during our leadership transition,” Mr. Bucci added. “As interim Chief Executive Officer, Scott brought new focus on and stability to the U.S. vascular business, which is vital to our future success, and led the effort that is generating momentum. We look forward to his continued leadership as Chief Technology Officer.”

Prior to RITA Medical Systems, Mr. DeVivo served as President, Chief Operating Officer and Director of Computer Motion Incorporation (CMI), leading a turnaround and successful merger with Intuitive Surgical, Inc. Mr. DeVivo previously served as Vice President and General Manager of a $350 million division of TYCO International’s Healthcare Business, U.S. Surgical/Davis and Geck Sutures, where was responsible for sales, marketing, research and development, and finance in its vascular business. During his nine year tenure at U.S. Surgical, he held various management positions related to sales and marketing, supervising numerous product launches and implementing new sales and marketing strategies.

Mr. DeVivo earned his Bachelor of Science degree in Business Administration from the E. Clairborne Robins School of Business at the University of Richmond in 1989.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.AngioDynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2011. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, NanoKnife has been cleared by the FDA for use in the surgical ablation of soft tissue. NanoKnife has not been cleared for the treatment or therapy of a specific disease or condition. This document may discuss the use of NanoKnife for specific clinical indications for which it is not cleared in the United States at this time.

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